Exhibit 99.2

CONSENT OF INDEPENDENT DIRECTOR NOMINEE

The Board of Directors

Primagrove Limited

89 Nexus Way, Camana Bay, Grand Cayman,

KY1-9009, Cayman Islands

Dear Sirs,

I, the undersigned, hereby consent to being named and described as an independent director nominee in the Registration Statement on Form F-1 of Primagrove Limited (the “Company”), including any related prospectus and any amendments or supplements thereto (the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.

I further acknowledge that, as an independent director nominee of the Company, I may be deemed to be an “expert” or a “controlling person” within the meaning of the Securities Act of 1933, as amended, with respect to the portions of the Registration Statement that describe my background, qualifications, and other biographical information. I hereby consent to the disclosure of such information as set forth in the Registration Statement.

I acknowledge that I have reviewed the portions of the Registration Statement that name me and describe my role and biographical information, and to the best of my knowledge, such information is accurate and complete in all material respects.

Dated this 28 day of September, 2026

Yours faithfully,

/s/ Chi Chung Henry, CHENG

Chi Chung Henry, CHENG

Independent Director Nominee

Nationality: Chinese

Passport/Travel Document No.: HJ2146425

Address: House 7, No. 2 Barker Road, Hong Kong